Exhibit (a)(1)(ix)

[NWY LETTERHEAD]

June 17, 2009

To New York & Company Associates Eligible for the Stock Option Exchange Program:

There are just 13 days left for you to elect to participate in the New York & Company Stock Option Exchange Program (the “Option Exchange Program”). The offer is scheduled to end at 5:00 p.m. EDT on Monday, June 29, 2009. To participate in the Option Exchange Program, you must submit your Election Form by that deadline.

You should have received materials explaining the Option Exchange Program and how to elect to exchange your eligible options, as well as personalized information regarding those options. Please read the materials carefully and consult with your personal financial and tax advisors before deciding whether or not to participate. If you choose to exchange your options, please be sure you submit your Election Form to New York & Company, Inc. by (1) mailing it in the self-addressed, stamped envelope to: New York & Company, Attn: Option Exchange Program, 450 West 33rd Street, New York, NY 10117-0131, or (2) by inter-office or hand mail to New York & Company Human Resources Department, or (3) scanning the form and e-mailing it to: OptionExchange@nyandcompany.com.  Election Forms must be received before 5:00 p.m. EDT on Monday, June 29, 2009.

If you have questions about the Option Exchange Program, you may send an e-mail to: OptionExchange@nyandcompany.com or call (212) 884-2644, where you will have the ability to leave a voice message.

/s/Richard P. Crystal
Richard P. Crystal
Chairman and Chief Executive Officer

The Option Exchange Program materials contain important information for associates, including an offering memorandum that should be read carefully prior to making a decision whether to participate in the Option Exchange Program. These written materials and other documents may be obtained free of charge from the Securities and Exchange Commission’s website at  www.sec.gov.

Eligible associates may obtain, free of charge, a written copy of the offering memorandum and other materials by calling New York & Company, Inc. at (212)884-2644 or sending an e-mail to OptionExchange@nyandcompany.com.